Exhibit 5.1

Our ref	JUH/610333-000003/19320355v3
Direct tel	+852 3690 7431
Email	juno.huang@maples.com

Origin Agritech Limited

C/o Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

4 March 2021

Dear Sirs

Origin Agritech Limited – F-3 Opinion

We are lawyers licensed and registered to advise on the laws of the British Virgin Islands. We have acted as counsel as to British Virgin Islands law applicable to Origin Agritech Limited, a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended) (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 to be dated 4 March 2021 (the "Registration Statement") relating to an aggregate offering price of up to US$25,000,000 of securities (the "Securities") which may include any or all of the following: (i) the ordinary shares of the Company of no par value which have been or will be issued and sold by the Company from time to time (the "Ordinary Shares"); (ii) warrants to purchase ordinary shares (the "Warrants") to be granted under warrant agreements to be entered into between the Company and the warrant agent for such Warrants (the "Warrant Agreements").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 3 March 2021, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 3 March 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.3	The unanimous written resolution of the board of directors of the Company dated 3 March 2021 (the "Resolutions").

1.4	The corporate records of the Company maintained at its registered office in the British Virgin Islands.

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 24 February 2021 (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The Resolutions were signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests in the Warrant Agreements, and have not been amended, varied or revoked in any respect

2.3	The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.

2.4	The directors of the Company at the date of Resolutions were Gengchen Han, Michael Walter Trimble, Min Lin, Rong Chen and Fei Wang.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	Prior to, at the time of, and immediately following execution of the Warrant Agreements, the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Warrant Agreements relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Warrant Agreements for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

2.7	The Warrant Agreements and the Warrants, have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than with respect to the Company, the laws of the British Virgin Islands).

2.8	The Warrant Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.9	The choice of the laws of the State of New York as the governing law of the Warrants and the Warrant Agreements has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.10	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.11	All signatures, initials and seals are genuine.

2.12	The Company has received, or will receive, money or money's worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than their par value.

2.13	There will be sufficient Ordinary Shares authorised for issue under the Company's Memorandum and Articles.

2.14	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrants and the Warrant Agreements.

2.15	The Warrants will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Warrant Agreements.

2.16	The Warrants and the Warrant Agreements will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.17	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from issuing the Ordinary Shares or entering into and performing its obligations under a duly authorised, executed and delivered Warrant Agreements.

2.18	All public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.19	No monies paid to or for the account of any party under the Warrants or the Warrant Agreements represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.20	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.21	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares and the Warrants.

2.22	The issue of (i) the Ordinary Shares and (ii) the Warrants under the Warrant Agreements will be of commercial benefit to the Company.

2.23	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	With respect to the Ordinary Shares, when (i) the board of directors of the Company (the "Company's Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.3	With respect to each issue of Warrants, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the Warrant Agreements relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreements relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations assumed by the Company will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act, 2001;

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Agreements or the Ordinary Shares in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	we reserve our opinion as to the enforceability of the relevant provisions of a Warrant Agreements to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.3	Applicable court fees will be payable in respect of enforcement of the Warrant Agreements.

4.4	Preferred creditors under British Virgin Islands law will rank ahead of unsecured creditors of the Company. Furthermore, all costs, charges and expenses properly incurred in the winding up of a company, including the remuneration of the liquidators, are payable out of the assets of the company in priority to all other unsecured claims.

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrants and Warrant Agreements.

4.6	We have not reviewed the final form of any of the Warrant Agreements or the Warrants to be issued thereunder, and our opinions are qualified accordingly.

4.7	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.8	A certificate, determination, calculation or designation of any party to the Warrant Agreements as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.9	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Agreements or the Warrants and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.10	Under British Virgin Islands law, the register of members of a company is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands, but if this were to occur in respect of the Company's Ordinary Shares, or any security that provides the right to acquire Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.11	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Warrant Agreements or the Warrants or the Ordinary Shares or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Ordinary Shares or the Warrant Agreements and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by US counsel to the Company for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

Maples and Calder (Hong Kong) LLP